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                                                                    Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Section 11(a) of the Securities Act of 1933 as amended, provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

         On April 11, 2002, the Sirius Satellite Radio 401(k) Savings Plan dismissed Arthur Andersen LLP as its independent auditors and appointed Ernst & Young LLP as the independent auditors of the Plan. Prior to the date of this Annual Report on Form 11-K which is incorporated by reference into Sirius Satellite Radio Inc.'s filings on Form S-8 Nos. (333-65473, 333-15085, 33-95118, 33-92588, 333-31362, 333-62818, 333-74752 and 333-81914) and Form S-3 Nos.
(333-52893, 333-85847, 333-86003, 333-64344 and 333-65602), the Arthur Andersen
LLP partner responsible for the audit of the most recent audited financial statements of the Sirius Satellite Radio 401(k) Savings Plan as of December 31, 2000 and for the year then ended resigned from Arthur Andersen LLP. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into the Sirius Satellite Radio Inc.'s filings on Form S-8 Nos. (333-65473, 333-15085, 33-95118, 33-92588, 333-31362, 333-62818, 333-74752 and 333-81914) and Form S-3 Nos.
(333-52893, 333-85847, 333-86003, 333-64344 and 333-65602) of its audit reports with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Annual Report on Form 11-K without a written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into Sirius Satellite Radio Inc.'s filings on Form S-8 Nos. (333-65473, 333-15085, 33-95118, 33-92588, 333-31362, 333-62818, 333-74752 and 333-81914) and Form S-3
Nos. (333-52893, 333-85847, 333-86003, 333-64344 and 333-65602).